As filed with the Securities and Exchange Commission on September 28, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LeMaitre Vascular, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

04-2825458

(I.R.S. Employer Identification No.)

LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, Massachusetts 01803

(Address of Principal Executive Offices) (Zip Code)

LeMaitre Vascular, Inc. 401(k) Plan

(Full Title of the Plan)

George W. LeMaitre

Chairman and Chief Executive Officer

LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, Massachusetts 01803

(Name and Address of Agent for Service)

(781) 221-2266

Telephone Number, Including Area Code, of Agent For Service.

Copies to:

Michael H. Bison, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

(617) 570-1000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	500,000	$6.63	$3,315,000.00	$101.77

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.
(2)	The shares registered pursuant to this Registration Statement are purchased in the open market. Accordingly, the number of shares that is being registered is an estimate. Additionally, pursuant to Rule 416 under the Securities Act, this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.
(3)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1) and Rule 457(c), on the basis of the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Market on September 24, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in this Part I will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 filed with the Commission under the Exchange Act;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 27, 2007, May 11, 2007, June 15, 2007, July 26, 2007, August 14, 2007, August 29, 2007, and September 26, 2007;

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above; and

(e)	The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s registration statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act on October 17, 2006, and incorporating by reference the information contained in that registration statement.

Current Reports on Form 8-K containing Regulations FD or Regulation G disclosure furnished under Item 2.0.2 or 7.01 of Form 8-K are not incorporated herein by reference.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Delaware General Corporation Law and the Registrant’s charter and bylaws provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, the Registrant will indemnify its directors and officers with respect to actions taken by them in good faith in a manner reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant’s charter and bylaws filed as Exhibits 3.1 and 3.3, respectively, to the Registrant’s Registration Statement on Form S-1 (File No. 333-133532).

The Registrant has entered into agreements with certain of its officers and directors that also provide for such indemnification and expenses and liability reimbursement. These agreements require the Registrant to indemnify such persons against liabilities that may arise by reason of their status or service as officers and directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Reference is made to the Registrant’s form of Indemnification Agreement filed as 10.17 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133532).

In addition, the Registrant has an existing directors and officers liability insurance policy to insure such persons against certain liabilities.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit
3.1	Amended and Restated By-laws of the Registrant (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133532) and incorporated herein by reference)

3.2	Form of Second Amended and Restated Certificate of Incorporation of the Registrant (effective upon the completion of the Registrant’s initial public offering) (filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133532) and incorporated herein by reference)

4.1	LeMaitre Vascular, Inc. 401(k) Plan

5.1	Omitted as inapplicable pursuant to Item 8 of Form S-8 which provides that a legal opinion as to the legality of the securities being registered is required only with respect to original issuance securities. The Common Stock being registered hereby will be purchased in the open market.

10.1	Form of Indemnification Agreement of the Registrant (filed as Exhibit 10.17 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133532) and incorporated herein by reference)

23.1	Consent of Ernst & Young LLP

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on September 28, 2007.

LEMAITRE VASCULAR, INC.

By:	/s/ George W. LeMaitre
George W. LeMaitre
Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of George W. LeMaitre and David B. Roberts as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following person in the capacities as of September 28, 2007.

Signature	Title(s)

/s/ George W. LeMaitre	Chairman, Chief Executive Officer and Director
George W. LeMaitre	(Principal Executive Officer)

/s/ David B. Roberts	President and Director
David B. Roberts

/s/ George D. LeMaitre	Director
George D. LeMaitre

/s/ Cornelia W. LeMaitre	Director
Cornelia W. LeMaitre

/s/ Lawrence J. Jasinski	Director
Lawrence J. Jasinski

/s/ Michael C. Jackson	Director
Michael C. Jackson

/s/ David N. Gill	Director
David N. Gill

/s/ Duane M. DeSisto	Director
Duane M. DeSisto

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
3.1	Amended and Restated By-laws of the Registrant (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133532) and incorporated herein by reference)

3.2	Form of Second Amended and Restated Certificate of Incorporation of the Registrant (effective upon the completion of the Registrant’s initial public offering) (filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133532) and incorporated herein by reference)

4.1	LeMaitre Vascular, Inc. 401(k) Plan

5.1	Omitted as inapplicable pursuant to Item 8 of Form S-8 which provides that a legal opinion as to the legality of the securities being registered is required only with respect to original issuance securities. The Common Stock being registered hereby will be purchased in the open market.

10.1	Form of Indemnification Agreement of the Registrant (filed as Exhibit 10.17 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133532) and incorporated herein by reference)

23.1	Consent of Ernst & Young LLP

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)